Exhibit 99.1

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

Jagged Peak Announces Financial Results

for the First Quarter of 2013

Net revenues increased 23% to $10.3 million.

TAMPA, FLORIDA – May 10, 2013 – Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class e-commerce solutions and supply chain services, today announced financial results for the fiscal year ended March 29, 2013.

First Quarter Highlights:

●	Total revenue for the 52-week period increased 23% to $10.3 million compared to the same period last year.

●	Profit before taxes increased 85% to $183,600.

●	Borrowing rate on Fifth Third credit facility reduced by 50 basis points beginning March 22, 2013.

Revenues increased $1,929,900, or 23%, to $10,351,700 for the 13-week period ended March 29, 2013, as compared to $8,421,800 for the 13-week period ended March 30, 2012. Greater e-commerce order volume for existing customers and the addition of new customers resulted in increases in the Company’s primary sources of revenue: fulfillment, technology fees, and implementation of client’s e-commerce sites.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs and freight, increased by $1,352,500 or 20%, to $8,200,600 for the 13-week period ended March 29, 2013, as compared to $6,848,100 for the 13-week period ended March 30, 2012. As a percentage of revenue, cost of revenue was 79% for the 13-week period ended March 29, 2013, as compared to 81% for the 13-week period ended March 30, 2012. The decrease in cost of revenue as a percentage of revenue was primarily the result of improved management of fulfillment operations and client e-commerce platform implementations.

Selling, general and administrative expense increased by $539,200, or 40%, to $1,887,200 for the 13-week period ended March 29, 2013, as compared to $1,348,000 for the 13-week period ended March 30, 2012. This increase was primarily related to hiring of additional project managers to oversee the increase in projects and client transactions.

Interest expense decreased by $79,100 to $50,500 for the 13-week period ended March 29, 2013, as compared to $129,600 for the 13-week period ended March 30, 2012, due to the new, lower cost, credit facility from Fifth Third Bank, which bore interest at LIBOR plus 3.00% through March 22, 2013 and LIBOR plus 2.50% thereafter. This compares to the Moriah Loan and Security Agreement utilized in the first quarter of 2012, which had an interest rate of six percent (6%) above prime with a floor of ten percent (10%). The cost savings from the new credit facility were partially offset by the interest on the new $2.388 million, 3.93% 5-year Term Loan, entered into on June 25, 2012 to finance the purchase of the Company’s previously leased warehouse facility in St. Petersburg, Florida.

The Company realized a profit from continuing operations before provision for income taxes of $183,600 for the 13-week period ended March 29, 2013, as compared to $99,100 for the 13-week period ended March 30, 2012.

Income tax expense was $85,300 for the 13-week period ended March 29, 2013 compared to an income tax expense of $46,300 for the 13-week period ended March 30, 2012. Differences between the taxable income and the effective tax rate used for 2013 and 2012, as compared to the U.S. federal statutory rate, are primarily due to permanent differences and taxes on foreign operations. As of March 29, 2013, the Company had U.S. (federal and state) net operating loss carry forwards of $2,677,100 to reduce future taxable income, which will expire between 2024 and 2031. The Company also has a Canadian net operating loss carry forward of $776,200 which does not begin to expire until 2029.

Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

The Company realized net income of $98,300 for the 13-week period ended March 29, 2013, compared with net income of $52,800 for the 13-week period ended March 30, 2012.

Basic income per share from continuing operations for the 13-week period ended March 29, 2013 was $0.01 per weighted average share, compared with basic income of $0.00 per weighted average share for the 13-week period ended March 30, 2012.

Adjusted EBITDA for the 13-week period ended March 29, 2013 was approximately $381,700 compared to approximately $353,500 for the 13-week period ended March 30, 2012. The increase in the Adjusted EBITDA primarily relates to the increase in sales, improved operating margins from improved management of fulfillment operations, implementation of clients’ e-commerce sites and lower borrowing costs. These improvements were partially offset by higher salaries and wages. The Company defines Adjusted EBITDA as earnings before interest, taxes, and depreciation and amortization, and stock option expense. The Company believes Adjusted EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of the Company’s performance. To provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided:

	For the 13-weeks ended
	March 29, 2013	March 30, 2012
Net income as reported	$98,300	$52,800
Income tax expense	85,300	46,300
Interest expense	50,500	129,600
Depreciation and amortization	147,600	91,300
Stock option expense	-	33,500
Adjusted EBITDA	$381,700	$353,500

I am very pleased to see the favorable market conditions that propelled our growth last year gaining further momentum in 2013,” says Jagged Peak Chief Executive Officer Paul Demirdjian. “Essentially, there are two key trends occurring that align very well with what we do at Jagged Peak. The first is the recognition by traditional retailers that e-commerce is no longer a secondary sales channel but, rather, an indispensible piece of a seamless omni-channel shopping environment, which consumers are increasingly demanding. Our EDGE e-commerce platform is ideally suited to omni-channel retailing because it provides real-time inventory visibility across all stocking points, giving the customer channel-neutral options for shopping and acquiring the products they purchase. The second trend occurring on the fulfillment front is same-day delivery. Jagged Peak began offering this service last year through our FlexNet fulfillment network of 22 warehouses in North America. Having both the technology and the infrastructure needed to support these important trends, is helping us generate well-balanced revenue growth.”

“Hiring to strengthen our performance capabilities added to our SG&A in Q1 but was offset by higher revenue compared to the same period last year,” says Jagged Peak Chief Financial Officer Albert Narvades. “We will continue to focus on controlling costs as we support the growth of our clients’ businesses.”.

 Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 28, 2012.

About Jagged Peak

Jagged Peak is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class e-commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. Jagged Peak’s blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

Investor Relations

Albert Narvades

CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

813-637-6900 Ext 225

Media Contact

Marjorie Bulone

Director of Marketing

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

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